Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of BurTech Acquisition Corp. on Amendment No. 5 to Form S-4 of our report dated June 11, 2024, except notes 2, 14 and 17 as to which the date is September 5, 2024, which includes an explanatory paragraph as to Blaize, Inc. and Subsidiaries’ ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blaize, Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Melville, NY

November 21, 2024

An Independent Member of Urbach Hacker Young International